UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

NATIONAL MENTOR HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-129179	31-1757086
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 790-4800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 27, 2011, NMH Holdings, Inc. (“NMH Holdings”), the indirect parent company of National Mentor Holdings, Inc. (the “Company”) announced that it had received, pursuant to its previously announced tender offer and consent solicitation with respect to all of its outstanding Senior Floating Toggle Notes due 2012 (the “Toggle Notes”), the requisite consents to adopt proposed amendments to the indenture governing the Toggle Notes that would, among other things, eliminate substantially all of the restrictive covenants and certain events of default as contained in the Indenture (the “Toggle Notes Indenture”). Also on January 27, 2011, the Company announced that it had received, pursuant to its previously announced tender offer and consent solicitation with respect to all of its outstanding 11 1/4% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”), the requisite consents to adopt proposed amendments to the indenture governing the Senior Subordinated Notes that would, among other things, eliminate substantially all of the restrictive covenants and certain events of default as contained in the Indenture (the “Senior Subordinated Notes Indenture”). The tender offers and consent solicitations are being made upon the terms and subject to the conditions set forth in NMH Holdings’ Offer to Purchase and Consent Solicitation Statement, dated as of January 19, 2011 (the “NMH Holdings Statement”) and National Mentor’s Offer to Purchase and Consent Solicitation Statement, dated as of January 19, 2011 (the “National Mentor Statement”), as applicable.
As of 5:00 p.m. New York City time, on January 27, 2011, holders of 99.97% of the Toggle Notes (excluding Toggle Notes held by the Company) had tendered their Toggle Notes in the tender offer and consented to the proposed amendments to the Toggle Notes Indenture. As of 5:00 p.m. New York City time, on January 27, 2011, holders of 95.51% of the Senior Subordinated Notes had tendered their Senior Subordinated Notes in the tender offer and consented to the proposed amendments to the Senior Subordinated Notes Indenture.
In conjunction with receiving the requisite consents, NMH Holdings and U.S. Bank National Association, as trustee, entered into a supplemental indenture to the Toggle Notes Indenture, dated January 27, 2011, implementing the proposed amendments described above. Also in conjunction with receiving the requisite consents, the Company and U.S. Bank National Association, as trustee, entered into a supplemental indenture to the Senior Subordinated Notes Indenture, dated January 27, 2011, implementing the proposed amendments described above. The supplemental indentures became effective upon execution, but the amendments to the respective indentures will not become operative until acceptance of the Toggle Notes by NMH Holdings pursuant to the terms and conditions described in the NMH Holdings Statement and acceptance of the Senior Subordinated Notes by the Company pursuant to the terms and conditions described in the National Mentor Statement.
Item 8.01. Other Events.
On January 27, 2011, NMH Holdings and the Company issued a press release relating to its receipt of requisite consents pursuant to the tender offers and consent solicitations. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference.
On January 28, 2011, the Company issued a press release announcing that it has priced its previously announced offering of $250 million in aggregate principal amount of 12.5% Senior Notes due 2018 (the “2018 Notes”) to qualified institutional buyers within the United States pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. The 2018 Notes will be sold at a price equal to 97.737% of their face value. A copy of the press release announcing the pricing of the 2018 Notes is attached hereto as Exhibit 99.2 and incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Supplemental Indenture, dated as of January 27, 2011, between NMH Holdings, Inc. and U.S. Bank National Association, as trustee.
10.2	Supplemental Indenture, dated as of January 27, 2011, between National Mentor Holdings, Inc. and U.S. Bank National Association, as trustee.
99.1	Press release announcing the receipt of requisite consents to enter into the NMH Indenture or Company Indenture, as applicable, pursuant to the tender offer and consent solicitation for the Toggle Notes or Senior Subordinated Notes, as applicable.
99.2	Press release announcing the pricing of the 2018 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MENTOR HOLDINGS, INC.

Date: January 31, 2011

/s/ Denis M. Holler
Name: Denis M. Holler
Title: Executive Vice President,
Chief Financial Officer and Treasurer

Exhibit No.	Description
10.1	Supplemental Indenture, dated as of January 27, 2011, between NMH Holdings, Inc. and U.S. Bank National Association, as trustee.
10.2	Supplemental Indenture, dated as of January 27, 2011, between National Mentor Holdings, Inc. and U.S. Bank National Association, as trustee.
99.1	Press release announcing the receipt of requisite consents to enter into the NMH Indenture or Company Indenture, as applicable, pursuant to the tender offer and consent solicitation for the Toggle Notes or Senior Subordinated Notes, as applicable.
99.2	Press release announcing the pricing of the 2018 Notes.

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